Exhibit 99.4

Dear [Partner],

I have exciting news to share with you about the future of Shapeways!

Earlier today, we announced  a merger with Galileo Acquisition Corp. (NYSE: GLEO), a publicly traded special purpose acquisition company (SPAC). We are on track to close the transaction in Q3 2021, at which point Shapeways expects to continue trading on the NYSE under the ticker symbol ‘SHPW’.

Following this transaction, Shapeways will be even better positioned to expand our catalog of materials, accelerate our adoption of new manufacturing technologies, as well as fortify our collaborations with Shapeways’ partners. Additionally, we’ll invest more in R&D, enhance our purpose-built software and extend our reach into new vertical markets and geographies.

Joining the public markets is the logical next step for our company, as this new source of capital will provide greater financial flexibility with which to pursue our expansion plans and grow our market leadership.

I want you to know that we are committed to remaining a dedicated digital manufacturing partner. We will continue to operate as Shapeways always has, with the same overarching focus on delivering market-leading digital manufacturing services backed by a world-class ecosystem of partners like you.

Thank you for the continued opportunity to work with you as a valued member of our global network of partners. We are embarking on a new chapter in Shapeways’ story and are confident that our new structure will continue to empower all of us to best serve the needs of the market together.

Best,

[Fname Lname]

[Title]

Shapeways

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Important Information About the Transactions and Where to Find It

Galileo and Shapeways will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Galileo, which will include a prospectus with respect to Galileo’s securities to be issued in connection with the proposed merger and a proxy statement of Galileo with respect to Galileo’s shareholder meeting at which Galileo’s shareholders will be asked to vote on the proposed merger and related matters. GALILEO’S SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT GALILEO, SHAPEWAYS AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Galileo as of a record date to be established for voting on the proposed merger and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Galileo with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Galileo at 1049 Park Ave. 14A New York, NY 10028. Information filed with the SEC is also available on the SEC’s website at www.sec.gov.